Exhibit 99.1

News Release

NYSE: MYE

Contact(s):

- Donald A. Merril, Senior Vice President & Chief Financial Officer

- Max Barton, Director, Corporate Communications

- Monica Vinay, Director, Investor & Financial Relations

(330) 253-5592

Myers Industries Reports Results of 2012 Annual Meeting

Company’s Nominees for the Board of Directors Elected

April 27, 2012, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) announced that at its Annual Meeting of Shareholders held today, shareholders re-elected Vincent C. Byrd, Sarah R. Coffin, John B. Crowe, William A. Foley, Robert B. Heisler, Jr., Richard P. Johnston, Edward W. Kissel, John C. Orr and Robert A. Stefanko to the Company’s Board of Directors.

President and Chief Executive Officer John C. Orr said, “I believe that the re-election of our Board’s nominees by our shareholders signals strong confidence in our corporate governance practices and business strategy. Our performance for the last six quarters demonstrates a clear strategic direction which has increased value for all shareholders. We continue to expect that 2012 will be another year of solid results.”

Shareholders also ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012, and approved the Company’s executive compensation program.

About Myers Industries

Myers Industries, Inc. is a diversified, international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales of $755.7 million in 2011. Visit www.myersindustries.com to learn more, or visit www.facebook.com/myersindustries to connect with the Company’s social community.

Caution on Forward-Looking Statements: Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking.” Words such as “expect,” “believe,” “project,” “plan,” “anticipate,” “intend,” “objective,” “goal,” “view,” and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and from the Company’s Investor Relations section of its web site, at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

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1293 South Main Street • Akron, Ohio 44301 • (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE